                                             As Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-37960

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 21, 2000)

                            VIROPHARMA INCORPORATED

                                 $180,000,000

                6% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND
            THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

     This prospectus supplement relates to the resale by holders of our 6% convertible subordinated notes due March 1, 2007 and the shares of common stock issuable upon the conversion of the notes. This prospectus supplement should be read in conjunction with the prospectus dated August 21, 2000 which is to be delivered with this prospectus supplement.

     The information appearing in the table below, as of the date hereof, supplements and supersedes in part the information in the table appearing under the heading "Selling Securityholders" in the prospectus:


                                       Principal Amount of
                                        Notes Beneficially         Percentage of       Number of Shares       Percentage of
                                            Owned and                  Notes            of That May be        Common Stock
               Name                       Offered Hereby            Outstanding             Sold(1)          Outstanding(2)
Fir Tree Value Fund, L.P.                   25,032,400                  13.9%                229,339               1.5
Fir Tree institutional Value Fund,
 L.P.                                        9,412,600                   5.2                  86,235                *

Fir Tree Value Partners, LDC                 2,555,000                   1.4                  23,408                *
Massachusetts Mutual Life
 Insurance Company                           2,575,000                   1.4                  23,591                *

MassMutual High Yield Partners II
 LLC                                         2,575,000                   1.4                  23,591                *

MassMutual Corporate Value
 Partners Limited                            1,525,000                    *                   13,971                *

MassMutual Corporate Investors                 215,000                    *                    1,969                *
MassMutual Participation Investors             110,000                    *                    1,007                *

_____________________
*   Less than 1%.

(1) Assumes conversion of all of the holder's notes at a conversion price of $109.15 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 15,184,541 shares of common stock outstanding as of August 1, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.


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INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS.

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The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



          The date of this prospectus supplement is September 5, 2000